                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-79499
                     Zero Coupon Convertible Preferred Stock CUSIP No. 65332V863
                                     Restricted Common Stock CUSIP No. 65332V905





                           NEXTEL COMMUNICATIONS, INC.


                    PROSPECTUS SUPPLEMENT DATED MAY 16, 2000
                       TO PROSPECTUS DATED AUGUST 16, 1999

         The selling stockholders table on pages 24-25 of the prospectus, as amended, is hereby further amended to update the information regarding the following entities in the prospectus and their respective number of shares of zero coupon convertible preferred stock, common stock issued upon conversion of the zero coupon convertible preferred stock or common stock issued as liquidated damages.


                                                     PREFERRED STOCK                          COMMON STOCK
                                                     ---------------                          ------------
                                                                 NUMBER OF                                NUMBER OF
                                                                 ---------
                                             NUMBER OF             SHARES             NUMBER OF            SHARES
                                             ---------             ------
NAME OF SELLING STOCKHOLDER                SHARES OWNED           OFFERED           SHARES OWNED           OFFERED
---------------------------                ------------           -------           ------------           -------
AIG Soundshore Holdings Ltd.                  29,323               29,323                216                 216
AIG Soundshore Opportunity Holding Fund       14,178               14,178                65                  65
Ltd.
AIG Soundshore Strategic Holding Fund          4,799               4,799                  5                   5
Ltd.
Anglo American Security Fund, L.P..            2,700               2,700                 13                  13
Goldman Sachs and Company(1)                     0                   0                   358                 358
Pell Rudman Trust Company                      1,325               1,325                1,400               1,400



------------------------

(1) These entitles and/or affiliates have provided and may from time to time provide, investment banking services to us, including, among other things, acting as lead and/or co-manager with respect to the offerings of debt and equity securities.